Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eiger BioPharmaceuticals, Inc.:

We consent to the use of our report dated December 11, 2015, with respect to the consolidated balance sheets of Eiger BioPharmaceuticals, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/information statement.

Our report dated December 11, 2015 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, CA

January 21, 2016